Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-265978) on Form S-3 and (Nos. 333-257027, 333-265977, and 333-270968) on Form S-8 of our report dated March 28, 2024, with respect to the consolidated financial statements of Centessa Pharmaceuticals plc.

/s/ KPMG LLP

Boston, Massachusetts
March 28, 2024